Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
 First Quarter Earnings Growth
9.2% revenue growth drives core operating improvement year-over-year
Productive balance sheet restructuring commenced during the quarter

SYRACUSE, N.Y. — April 23, 2013 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2013 net income of $20.2 million, an increase of 7.5% compared with $18.8 million earned for the first quarter of 2012.  Diluted earnings per share totaled $0.50 for the first quarter of 2013, up 4.2% from $0.48 reported in the first quarter of 2012.  Net income and earnings per share were the highest ever recorded by the Company in a first quarter.

Total revenue for the first quarter of 2013 was $84.5 million, an increase of $7.2 million, or 9.2%, over the first quarter of 2012.  Higher revenue was principally the result of an 11.6% increase in average earning assets, partially offset by a 10-basis point decline in the Company’s net interest margin.  Increased net interest income was coupled with higher non-interest income from increased deposit accounts and balances, along with solid organic growth in wealth management and benefits administration services.  Balance sheet growth was driven by the acquisition of HSBC and First Niagara branches in the third quarter of 2012, as well as solid organic expansion over the past four quarters.  The quarterly provision for loan losses of $1.4 million was $0.3 million lower than the first quarter of 2012, reflective of lower net charge-offs and the continuation of generally stable and favorable asset quality metrics. Total operating expenses of $54.6 million for the quarter were $5.1 million, or 10.4%, higher than the first quarter of 2012, reflective of the additional operating costs associated with the completed branch acquisitions.

“Community Bank’s team began 2013 with strong momentum, producing record operating performance for a first quarter period,” said President and Chief Executive Officer Mark E. Tryniski. “Our results continued to reflect successful efforts to efficiently grow our balance sheet and revenue sources, both organically and through acquisitions.  Non-interest income growth remained robust during the quarter reflecting solid performances by our benefit plan services and wealth management groups as well as year-over-year growth in our deposit service fees.  We were also pleased with the outcome of a balance sheet restructuring which reduced borrowings and investment securities, and which we believe provides both qualitative and economic benefit for shareholders.  In 2013 we will continue to execute our long-term approach to value creation with a focus on expansion of the Company’s earnings power and dividend capacity in all economic environments.”

First quarter 2013 net interest income was $58.4 million, an increase of $4.5 million, or 8.4%, compared to the first quarter of 2012.  Growth in net interest income was principally the result of a $680.1 million, or 11.6%, increase in average interest-earning assets, comprised of an additional $406.5 million in average loans, from both organic and acquired sources, and an increase of $273.6 million in investment securities (including cash equivalents).  Growth in average earning assets was partially offset by a 10-basis point decline in the Company’s net interest margin to 3.86%, versus the first quarter of 2012.  Lower market interest rates drove a 45-basis point decline in earning asset yields, while the first quarter cost of funds fell by 35 basis points compared to the prior year quarter.  Lower interest costs were enhanced by a $617.1 million increase in average interest-bearing deposits and a decrease in average borrowings of $173.3 million.

Community Bank System, Inc.

First quarter non-interest income increased $2.6 million to $26.1 million, representing an increase of 11.3% compared to last year’s first quarter.  Deposit service revenues grew $1.2 million, or 11.8%, to $11.6 million, comprising nearly half of the increase in total non-interest income.  Core deposit account growth of 21% drove the improvement, reflecting the benefit of the branch acquisitions and organic growth across the franchise.  Employee benefits administration and consulting revenues grew 8.9% to $9.8 million from new customer additions, favorable market conditions and growth from our Metro New York area business acquired in December 2011. Wealth management revenues were up $0.6 million, or 18.1%, over first quarter 2012, driven by solid gains in trust services, asset management and advisory services, and favorable market conditions.

Quarterly operating expenses of $54.6 million increased $5.1 million, or 10.4%, over the first quarter of 2012, principally reflecting the recurring operating expenses of the branches acquired in the third quarter of 2012.  Salaries and employee benefits grew $3.1 million, or 11.2%, from acquisition growth and current year merit increases.  Occupancy costs grew 9.3% primarily as a result of the branch acquisitions.  Cost increases reflected a higher number of branches as well as higher maintenance costs required to operate the entire branch network in more severe winter conditions compared to the first quarter of 2012.  Other expenses further reflected the increased costs of operating an expanded franchise, with total other expenses rising $1.7 million, or 11.7%.  The increase included higher marketing and business development costs including concentrated efforts in the Company’s newer and expanded markets, while higher FDIC costs were driven by the growth of the balance sheet.

The first quarter 2013 effective income tax rate of 29.2% increased 70 basis points compared to 28.5% in last year’s first quarter, reflecting a higher proportion of income being generated from fully taxable sources.

Balance Sheet Restructuring

During the first quarter of 2012 the Company initiated a program of pre-investing the anticipated excess liquidity from the acquisition of branches from HSBC and First Niagara, which was successfully completed in the third quarter of 2012.  The Company purchased approximately $600 million of US Treasury securities, funded by existing liquidity and an increase in short-term FHLB borrowings.  After the closing of the branch purchases in the third quarter of last year, all short-term borrowings were extinguished.  During the first quarter of 2013 the Company initiated a balance sheet restructuring program through the sale of certain longer duration securities and retired a portion of the Company’s existing FHLB borrowings.  The Company sold $398.7 million of investment securities, realizing $47.8 million of gains, and utilized the proceeds to retire FHLB borrowings of $366.6 million with $47.8 million of early extinguishment costs.  In April 2013, the Company sold an additional $250.0 million of investment securities, realizing approximately $15.9 million of gains, and utilized a portion of the proceeds to retire an additional $135.0 million of FHLB borrowings with $15.7 million of early extinguishment costs.  The net result of this year-to-date initiative reduced the size the Company’s balance sheet by nearly 7%, was neutral to total capital, but created over $35 million of incremental regulatory capital, and is expected to be modestly additive to future net interest income generation.

Financial Position

Average earning assets for the first quarter of 2013 were $6.6 billion, a decrease of $102.8 million, or 1.5%, compared to the fourth quarter of 2012, and an increase of $680.0 million, or 11.6%, compared to the first quarter of 2012.  The linked quarter decline reflects the reduction in investment securities as a result of the Company’s first quarter balance sheet restructuring initiative, while the year-over-year increase was driven by the 2012 branch acquisitions.  Ending investment securities, including cash equivalents, totaled $2.66 billion at March 31, 2013, $117.0 million lower than the previous year due to the balance sheet restructuring initiatives undertaken in first quarter 2013.  Ending loans at March 31, 2013 increased $400.9 million, or 11.6%, year-over-year, reflecting increased loans from the acquired branches and strong organic growth in the consumer lending portfolios.  Average deposits increased $32.8 million compared to the fourth quarter of 2012, and were up $827.9 million, or 17.1%, from the first quarter of 2012, principally from the branch transactions.  Quarter-end borrowings of $463.5 million were $366.7 million lower than the end of the fourth quarter of 2012 due to the previously mentioned balance sheet restructuring activities.

Community Bank System, Inc.

Shareholders’ equity of $877.3 million at March 31, 2013 was $36.6 million, or 4.4%, higher than the prior year quarter-end, primarily due to strong retained earnings generation over the last four quarters.  The Company’s net tangible equity to net tangible assets ratio was 7.58% at March 31, 2013, and its Tier 1 leverage ratio grew to 8.78% for the current quarter, up 38 basis points from the fourth quarter of 2012.

Asset Quality

The Company’s asset quality metrics continue to be markedly better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.4 million for the first quarter, compared to $2.6 million for the fourth quarter of 2012 and $2.0 million for first quarter of 2012.  Nonperforming loans as a percentage of total loans at March 31, 2013 were 0.71%, down from the 0.75% at December 31, 2012, and down from 0.91% of total loans at March 31, 2012.  The total delinquency ratio of 1.55% at the end of the first quarter was down 37 basis points from the end of 2012 and down 23 basis points from March 31, 2012.  The first quarter provision for loan losses of $1.4 million was $1.3 million, or 48%, lower than the fourth quarter of 2012 and $0.3 million, or 15%, lower than the first quarter of 2012.  Lower provisioning was commensurate with lower net charge-offs and nonperforming loans in the first quarter of 2013.  The allowance for loan losses to nonperforming loans was 157% at March 31, 2013, compared to 147% at December 31, 2012 and 132% as of March 31, 2012.

Stock Repurchase Authorization

In December 2012, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to 2.0 million shares of the Company’s common stock during a twelve-month period starting on January 1, 2013.  The Company did not repurchase any stock in the first quarter of 2013.

Annual Meeting Scheduled

The Company’s Annual Meeting of Shareholders will be held at 1:00 p.m. on Wednesday, May 8, 2013 at the Riveredge Resort in Alexandria Bay, New York.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) April 24, 2013 to discuss first quarter results.  The conference call can be accessed at 877-551-8082 (1-904-520-5770 if outside United States and Canada).  An audio recording will be available one hour after the call until June 30, 2013, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2980191.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=93253.  The recording will be archived until April 24, 2014 and can be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has more than $7.0 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013	2012
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$47,118	$49,405	$48,590	$47,077	$47,638
Investment income	20,807	22,545	22,804	23,468	19,873
Total interest income	67,925	71,950	71,394	70,545	67,511
Interest expense	9,500	11,981	12,619	12,774	13,602
Net interest income	58,425	59,969	58,775	57,771	53,909
Provision for loan losses	1,393	2,666	2,643	2,155	1,644
Net interest income after provision for loan losses	57,032	57,303	56,132	55,616	52,265
Deposit service fees	11,595	12,603	12,057	11,035	10,369
Mortgage banking revenues	171	161	128	234	320
Other banking services	867	613	1,277	662	674
Wealth management services	3,698	3,449	3,194	3,101	3,132
Benefit trust, administration, consulting and actuarial fees	9,770	9,397	8,912	8,664	8,973
Gain on sales of investment securities	47,791	0	291	0	0
Loss on debt extinguishments	(47,783)	0	0	0	0
Total noninterest income	26,109	26,223	25,859	23,696	23,468
Salaries and employee benefits	30,483	29,639	28,126	26,844	27,425
Occupancy and equipment	7,065	6,665	6,541	6,130	6,463
Amortization of intangible assets	1,179	1,264	1,212	1,045	1,086
Acquisition expenses & litigation settlement	0	3,027	4,796	164	260
Other	15,825	16,304	15,410	15,187	14,169
Total operating expenses	54,552	56,899	56,085	49,370	49,403
Income before income taxes	28,589	26,627	25,906	29,942	26,330
Income taxes	8,348	7,823	7,539	8,871	7,504
Net income	20,241	18,804	18,367	21,071	18,826
Basic earnings per share	$0.51	$0.47	$0.46	$0.53	$0.49
Diluted earnings per share	$0.50	$0.47	$0.46	$0.53	$0.48
Profitability
Return on assets	1.11%	1.00%	0.98%	1.20%	1.14%
Return on equity	9.18%	8.20%	8.12%	9.82%	9.22%
Return on tangible equity(3)	15.32%	13.55%	13.27%	16.01%	15.59%
Noninterest income/operating income (FTE) (1)	29.5%	29.0%	28.8%	27.6%	28.8%
Efficiency ratio (2)	60.3%	58.2%	56.5%	56.1%	59.0%
Components of Net Interest Margin (FTE)
Loan yield	4.98%	5.16%	5.25%	5.42%	5.58%
Cash equivalents yield	0.26%	0.26%	0.26%	0.34%	0.26%
Investment yield	3.79%	3.85%	3.82%	3.97%	4.33%
Earning asset yield	4.44%	4.54%	4.54%	4.78%	4.89%
Interest-bearing deposit rate	0.28%	0.34%	0.40%	0.44%	0.56%
Borrowing rate	3.76%	3.89%	3.56%	2.85%	3.79%
Cost of all interest-bearing funds	0.73%	0.89%	0.94%	0.99%	1.13%
Cost of funds (includes DDA)	0.61%	0.74%	0.78%	0.84%	0.96%
Net interest margin (FTE)	3.86%	3.83%	3.79%	3.96%	3.96%
Fully tax-equivalent adjustment	$4,022	$4,209	$4,332	$4,335	$4,031

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013	2012
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$3,860,722	$3,834,068	$3,708,143	$3,512,427	$3,454,240
Cash equivalents	83,812	106,851	138,251	10,017	251,828
Taxable investment securities	1,965,073	2,035,651	2,065,121	2,091,575	1,565,215
Nontaxable investment securities	655,694	691,525	717,608	692,839	613,947
Total interest-earning assets	6,565,301	6,668,095	6,629,123	6,306,858	5,885,230
Total assets	7,368,906	7,506,371	7,426,818	7,058,473	6,618,812
Interest-bearing deposits	4,581,130	4,545,347	4,409,813	4,003,213	3,964,062
Borrowings	686,483	830,149	918,789	1,182,707	859,774
Total interest-bearing liabilities	5,267,613	5,375,496	5,328,602	5,185,920	4,823,836
Noninterest-bearing deposits	1,095,256	1,098,193	1,066,689	907,153	884,451
Shareholders' equity	893,746	912,321	900,147	862,747	821,043
Balance Sheet Data
Cash and cash equivalents	$330,298	$228,558	$287,753	$130,902	$132,055
Investment securities	2,448,120	2,818,527	2,895,285	2,931,918	2,765,145
Loans:
Business lending	1,222,835	1,233,944	1,233,928	1,216,309	1,210,773
Consumer mortgage	1,480,192	1,448,415	1,390,130	1,289,155	1,245,217
Consumer indirect	639,560	647,518	642,196	591,249	542,605
Home equity	353,365	364,225	372,493	310,555	317,716
Consumer direct	165,649	171,474	173,710	154,402	144,428
Total loans	3,861,601	3,865,576	3,812,457	3,561,670	3,460,739
Allowance for loan losses	42,913	42,888	42,817	41,828	41,809
Intangible assets, net	385,954	387,134	388,398	358,435	359,480
Other assets	238,013	239,893	229,297	225,234	236,848
Total assets	7,221,073	7,496,800	7,570,373	7,166,331	6,912,458
Deposits:
Noninterest-bearing	1,115,417	1,110,994	1,098,135	944,695	911,131
Non-maturity interest-bearing	3,678,905	3,501,630	3,533,837	2,942,333	2,974,191
Time	980,502	1,015,415	1,076,657	1,023,324	1,066,685
Total deposits	5,774,824	5,628,039	5,708,629	4,910,352	4,952,007
Borrowings	361,422	728,061	728,116	1,157,872	910,427
Subordinated debt held by unconsolidated subsidiary trusts	102,079	102,073	102,067	102,060	102,054
Accrued interest and other liabilities	105,454	135,849	126,962	110,988	107,297
Total liabilities	6,343,779	6,594,022	6,665,774	6,281,272	6,071,785
Shareholders' equity	877,294	902,778	904,599	885,059	840,673
Total liabilities and shareholders' equity	7,221,073	7,496,800	7,570,373	7,166,331	6,912,458
Capital
Tier 1 leverage ratio	8.78%	8.40%	8.32%	8.98%	9.37%
Tangible equity/net tangible assets (3)	7.58%	7.62%	7.54%	8.09%	7.70%
Diluted weighted average common shares O/S	40,321	40,179	40,139	40,057	39,323
Period end common shares outstanding	39,989	39,626	39,571	39,472	39,439
Cash dividends declared per common share	$0.27	$0.27	$0.27	$0.26	$0.26
Book value	$21.94	$22.78	$22.86	$22.42	$21.32
Tangible book value(3)	$13.01	$13.72	$13.73	$14.00	$12.84
Common stock price (end of period)	$29.63	$27.36	$28.19	$27.12	$28.78

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013	2012
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$24,754	$26,360	$27,370	$28,571	$27,757
Accruing loans 90+ days delinquent	2,560	2,748	3,349	3,437	3,889
Total nonperforming loans	27,314	29,108	30,719	32,008	31,646
Other real estate owned (OREO)	6,838	4,788	3,384	2,899	2,690
Total nonperforming assets	34,152	33,896	34,103	34,907	34,336
Net charge-offs	1,367	2,596	1,654	2,136	2,048
Allowance for loan losses/loans outstanding	1.11%	1.11%	1.12%	1.17%	1.21%
Nonperforming loans/loans outstanding	0.71%	0.75%	0.81%	0.90%	0.91%
Allowance for loan losses/nonperforming loans	157%	147%	139%	131%	132%
Net charge-offs/average loans	0.14%	0.27%	0.18%	0.24%	0.24%
Delinquent loans/ending loans	1.55%	1.92%	1.79%	1.71%	1.78%
Loan loss provision/net charge-offs	102%	103%	160%	101%	80%
Nonperforming assets/total assets	0.47%	0.45%	0.45%	0.49%	0.50%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$19,757	$21,928	$21,733	$22,395	$20,178
Accruing loans 90+ days delinquent	2,165	2,355	3,038	3,070	2,700
Total nonperforming loans	21,922	24,297	24,771	25,465	22,878
Other real estate owned (OREO)	3,844	1,397	1,671	1,577	1,778
Total nonperforming assets	25,766	25,694	26,442	27,042	24,656
Net charge-offs	1,102	1,863	1,754	1,217	752
Allowance for loan losses/loans outstanding	1.21%	1.21%	1.24%	1.28%	1.30%
Nonperforming loans/loans outstanding	0.64%	0.71%	0.74%	0.79%	0.74%
Allowance for loan losses/nonperforming loans	190%	171%	167%	161%	175%
Net charge-offs/average loans	0.13%	0.19%	0.21%	0.16%	0.10%
Delinquent loans/ending loans	1.48%	1.82%	1.65%	1.62%	1.61%
Loan loss provision/net charge-offs	113%	102%	119%	180%	37%
Nonperforming assets/total assets	0.38%	0.36%	0.37%	0.40%	0.38%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement, and gains and losses on sales of investment securities and debt prepayments.
(3) Includes deferred tax liabilities (of approximately $29.0 million at 3/31/13) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.